EXHIBIT 99(a)

                            Notes for Conference Call
                                  April 3, 2001
                                  9:00 a.m. CDT

Good Morning, This is Rodger Kline. With us this morning are Charles Morgan, Bob Bloom, Caroline Rook and several other Acxiom leaders.

We moved our previously announced Wednesday morning conference call to this morning to get you answers to your questions as soon as humanly possible.

Obviously, we haven't made a general ledger run yet and we don't have an income statement, a balance sheet, or a cash flow statement. Therefore, we won't have answers to all of your questions but we will do the best we can to deliver all of the information we can to you this morning.

I would now like to turn it over to our Company Leader, Charles Morgan for his comments.

Charles Morgan's Comments:


o        Good morning. Thanks for taking time to join us for this call.

o I am going to try and help you understand factors behind Q4 financial performance.

o        And also explain the timing of our release last Friday.

o Finally I want to explain what we are doing to deal with the current economic climate. It is important to Understand: Limited data at our fingertips at this point.

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o        Contrary to the message stock price is sending, there is no meltdown at
         Acxiom. This is an external, not an internal, event.

o On operations, we remain a profitable company. But economic downturn froze clients/prospects literally in their tracks.


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o        Many big projects and major purchases pushed out - many at last minute.

o Dealing with increasingly chaotic business environment through the quarter - clients having layoffs and budget cuts, spending freezes. Many announced in March.

o All of these taken together, affected our ability to get sign-off and deals done. For example the executive contact that was supposed to sign our deal at a well-known technology company was laid off the same week he was supposed to sign the contract.

o We've celebrated at least three major deals during the quarter that had been approved and were awaiting signatures - they didn't happen. One guy told us to come back in June.

o But AbiliTec response/interest remains strong, as the Q4 numbers we have previously released and the pipeline show.

o        Let's look a bit close at what happened this past quarter:

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o        One of the important  factors was that Services  revenues down about 10 percent from last quarter. Q4 for us is Q1 for most companies - usually a strong service revenue quarter; new budgets in place. This is why we typically forecast higher for Q4 and it is generally our best quarter.

o        Not this year - worst result in 10 years.

o Important to understand the nature of business - even with 70 percent of revenue under long-term contract, we still have variable components. Always.

o Most of the revenue is contractually obligated, fixed monthly installments.

o        Always get uptick - average of 20 percent - from project work.

o        Projects take many forms:
         o       o      Special list cleaning
         o       o      Campaigns aimed at reactivating former customers
         o       o      Updating/verifying addresses for prospect list.
         o       o      Evaluating partner data in potential M&A situations.
         o       o      Extra projects when clients considering database for
                        other segment of business
         o       o      Special marketing programs.

o        Add up to hundreds and hundreds of projects over a quarter.


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o        Even though it has an annual cycle, this segment of revenue historically is as regular as clockwork. As a matter of fact this is almost automatic and can predict how it is going to flow quarter to quarter.

o Unheard of to have such a fundamental change in performance through an entire quarter. Most dramatic drop was in March, in this most predictable, consistent segment.

o I think it is worth repeating: In this services segment of revenue, we had a sequential downtick of 10 percent from Q3 to Q4, instead of the 10 percent gain we expected.

o This is customer-driven revenue. We don't have much impact on those projects.

o If somebody wants to do the math, they'll see that's about the amount by which we missed our quarter.

o        We had put focus where we thought it was best applied - on  AbiliTec.

o Closed approximately 20 AbiliTec deals - including AbiliTec licenses and sales of AbiliTec-enabled products and services.

o More than 10 of those were end-user deals landed through our channel partners. Let me repeat, more than 10 of those were end-user deals landed through our channel partners.

o We are now ready to capitalize even further now that we have Strategic Alliances Division launched, as of this week.

o        AbiliTec revenue of more than $30 million.

o But could have been so much better! As a matter of fact a lot better and it looked like it would be until very last minute.

o We have been meeting Fridays for more than a month and early in the quarter we had more than 50 AbiliTec deals with an opportunity to close in the quarter.

o Friday before last, we were approaching 20 AbiliTec sales with 36 more AbiliTec deals that we still had a shot at. We saw a clear way to make our number - if only even half of these 36 in-limbo AbiliTec deals had closed.

o Even though we underestimated the magnitude of the services revenue shortfall, we were confident we could make it up with strong AbiliTec sales.

o This is one of the reasons you've seen so much optimism from us until recently.

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o        The magnitude of services revenue shortfall not accurately  forecast until last Friday.

o And, it wasn't until then that we conclusively saw that we were not going to make the quarter.

o By then it was obvious that all segments of non-AbiliTec revenue were going to contribute to our revenue/earnings miss:
         o      o      Major  outsourcing  deal was delayed  during the quarter
                       but still confident we'll get it in the current quarter.
         o      o      Two large data  warehouse deals fell through - would have
                       included profit from server sales in Q4.
         o      o      We missed out on some InfoBase data deals as well
         o      as you can imagine the list goes on..

o Spent last Friday getting all data we could to determine range of shortfall. Communicated as quickly as we could - committed to do that and we did.

o Process is more complicated than you might expect when have to get reviews by senior leaders, accountants and our legal team. Intention was to get it out by close of market Friday, the first day we knew that we were going to miss, but is wasn't physically possible.

o        Didn't schedule conference call until Wednesday because we wanted to
         have more information   to   share.

o        And we had internal announcements already scheduled.....on pay cuts and other expense reductions...... that needed to be made. I needed to do
         those...and I needed to be on the call. Waiting until Wednesday seemed the best plan. Maybe it wasn't.

o Spent yesterday in five meetings with associates and shared news of 5 percent across-the-board pay cuts for all U.S.-based associates. Chance to voluntarily take up to 20 percent. And other expense savings measures.

o        Stock options issued in lieu of base pay. Very popular program.
         Associates appreciate it.

o        Why cuts and not workforce reduction?

o        Makes good business sense

o        We have good people and we'll  continue to need them.  We will  develop
         business   opportunities  will  emerge  to  keep  them  very  busy  and productive, even in the slowed economy.

o And one of the lessons we learned in 1991, we'll be scrambling to hire people. Getting enough talented people was our biggest challenge after the economy turned around in '91.

o        Well received - associates  appreciate "common fate" nature of culture.

o This pay reduction part of $70 million in expenses we've taken out of FY2002 business plan.

o We previously announced $20 million-$30 million are actual savings from current-period run rates. The rest are budgeted increases that were eliminated.

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o        Expense cuts better position Acxiom for uncertain times ahead.

o Only feel comfortable with the Q1 guidance we issued. We assume business conditions will stay pretty difficult through the quarter. Some factors for us:
         o       o      Adopting SAB101 means not recognizing multi-year
                        InfoBase licenses up front
         o       o      Changing contract terms for some AbiliTec deals could
                        have effect
         o       o      Rodger and Bob will explain these later in call.

o Already told you that had 36 AbiliTec deals pushed past our Q4. How many will close in Q1? Extent depends on the economy and how smart we are.

o        Feel very good about long-term outlook for business.

o        CRM economy is growing - we're a major player in making it happen.

o        Customer symposium - customers raving about value we delivered.
         Videotaped testimonials from Microsoft, Sears and Conseco.

o In addition to extraordinary customer case-study testimonials, a number of our strategic alliance partners, including Compaq, spoke about how AbiliTec enhanced their CRM offerings.

o We do have strong demand for our products and services. But clearly the economy has slowed our customers' clients decision process.

o Repeat: Experience tells me deals delayed, not canceled. Just a matter of when.

o        Tremendous backlog of opportunity gave us confidence last quarter.
         Never seen so many deals fall off table. Most unusual period I've ever observed.

o Feel confident rolling into FY2002. Confident enough to continue our investment in AbiliTec.

o Changes in economy change our sales focus right now to match clients' needs in tough economic time - improving quality of their customers' data so their mail and contact programs are more efficient and cost-effective.

o Customer Data Quality - AbiliTec-enabled service that we announced internally next week and soon be announcing to the marketplace.

o        With this  product,  companies  can use  AbiliTec  to  improve  address
         quality,   remove   duplicates   in  an   easy-to-us   process   and,
         easy-to-contract product that has a 48-hour turnaround.

o This new product is just an element of our plan to succeed regardless of economic conditions.

o        Rodger and Bob now will share what specific information we do have now.


Bob Bloom's Comments:

Before I get started, I would like to mention at this time that this conference call contains forward-looking statements that involve risks and uncertainties, including statements about future growth. Actual results could differ, based upon market conditions and other risks detailed from time to time in the company's SEC filings. We have included a comprehensive statement concerning the forward-looking nature of this disclosure in our March 30 press release. Since you each have access to that press release, we incorporate that statement in its entirety without reading it to you at this time.

First, I would like to discuss the SAB 101 restatement noted in the press release. SAB 101 is a staff accounting bulletin issued by the SEC which provides guidance for revenue recognition. This bulletin was effective for Acxiom as of March 31, 2001. SAB 101 indicates that if a transaction is within the scope of specific authoritative literature that provides revenue recognition guidance, that literature should be applied. As we had previously indicated, AbiliTec software accounting is guided by SOP 97-2 "Software Revenue Recognition" and as a result, is not impacted by SAB 101.

The bulletin goes on to say that in the absence of authoritative literature addressing a specific arrangement or a specific industry, SAB 101 principles should be applied. Previous to SAB 101, no definitive literature existed to address our services and data businesses. Consequently, Acxiom analogized these businesses to Statement of Position 81-1 "Accounting for Construction Contracts" including the use of the percentage of completion method under the rationale that the revenues recognized were reflective of the inputs or costs to deliver the data or service in order to meet the customer requirements. This was appropriate accounting literature at the time however, SAB 101 does not allow analogizing to other industry revenue practices and as a result, calls for pro rata revenue recognition. This change most significantly impacts our data licensing business where revenue was recognized more front end loaded reflecting the unique data records delivered up front and then deferring unique data records revenue over the life of the arrangement as delivered. To a much lesser degree, SAB 101 impacted our IT management and data warehousing businesses. Again previously analogizing to contract accounting ACXM recognized revenue under the proportional performance guidance provided for in SOP 81-1 for revenue recognition for IT management migration as well as the design and build phase for our data warehousing. SAB 101 does not allow this analogy and again calls for pro rata revenue recognition over the services arrangement. It should be noted that the SAB 101 accounting change which causes the revenue to be reversed in prior quarters will now be recognized in future quarters and has absolutely no impact on cash flow.

Even with these adjustments, we were profitable in the fourth quarter and the full year on continuing operations and we grew in revenue and earnings for the full year and our revenue increased approximately 20% for the quarter after adjusting for SAB 101 and dispositions of businesses compared to the prior year.

Second, I would like to briefly discuss cash flow. As Rodger mentioned earlier, we do not yet have financial statements for the fourth quarter so it will not be possible at this point to have a detailed cash flow discussion. We would point out that our revolving credit line had decreased from $155 million at December 31 to $129 million at March 31, which should result in a much improved cash flow picture for the quarter. We did have strong receivable collections in March and would expect that this cash flow reflects the impact of lower receivables and higher payables during the quarter. I should also note that the securitization of A/R is not yet complete and therefore did not impact the cash flow. Rodger will discuss the status of the securitization facility and update you now on a couple of other items.

KLINE'S COMMENTS:

Thanks Bob. Charles and Bob have covered most of the information that we have available this morning. Now, I want to briefly talk about a few other items.

As you saw in Friday's press release, we have revised to $35 million our estimate of our write-off related to the Montgomery Ward bankruptcy. Their financial statement has been released, and the unsecured creditors committee now has more complete information on which to base estimates of the likely recoveries. It now appears that there is little likelihood of recovery of any significant portion of claims by the unsecured creditors. As we have previously announced, most of Acxiom's exposure relates to non-cash items for such costs as computer assets and software dedicated to Montgomery Ward which can't be redeployed, deferred assets associated with the migration period of the contract and accounts receivable. Items requiring future cash payments associated with the Montgomery Wards contract are expected to be $3MM or less and are related to such items as equipment leases, a disaster recovery contract, severance related to personnel dedicated to Montgomery Wards and outside legal counsel. We now expect that the wind-down of the Montgomery Wards data center operation could be completed as soon as the end of April.

The second item I want to talk about is the Asset Securitization Facility that we have been working on for the past several months. This securitization facility was not completed during the quarter and therefore had no bearing on the improved cash flow and reduced line of credit balances which Bob mentioned. We are still working to complete this facility but will only complete it if we can do so on reasonable business terms, as we have announced earlier.

The third item I want to address is the write-down of up to $13MM in investments. This $13MM is net of a $2MM gain realized through the sale of securities in the quarter which were received from the sale of a previous investment. The write-downs primarily related to the weak economic climate for

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technology and dot-com companies. The most significant write-down was associated with Acxiom's investment in Bigfoot.com, an e-mail services company which was recently merged with another company. I don't believe it will surprise any of you that write-downs of technology and dot-com investments would be required this quarter given the current economic environment.

The last item I want to talk about relates to AbiliTec revenue recognition and AbiliTec vendor financing, which is now available from IBM Global Finance. As we announced in the press release we are making changes in AbiliTec contract terms so that AbiliTec revenue recognition will more closely match cash flow and, in general, revenue will be recognized either on a subscription model or as fees are due. Our new standard contract terms will dictate up-front revenue recognition only when the license fees are payable up-front, either by the client directly to Acxiom or through our new vendor financing arrangement with IBM Global Finance. Having this facility available is already helping us win new AbiliTec business. And this financing arrangement only became available during the last couple of weeks of the quarter.

We are very excited about this new IBM financing arrangement, that can be utilized not only to finance AbiliTec deals but also for InfoBase data licenses and the hardware and third party software associated with large client-server data-warehousing solutions. We therefore expect it to improve our cash flow across a broad section of our products and services.

For future AbiliTec licenses which are not due and payable up front, we expect the contract terms to, in general, lead to monthly revenue recognition over the contract period. These changes together with the IBM Vendor financing arrangement for AbiliTec, InfoBase data and servers will all work to improve Acxiom's cash flow. As Charles mentioned earlier, we at Acxiom are extremely excited about our positioning for the future. We can't predict how long the economic downturn may last. But we believe that when this economic problem period turns around, Acxiom will be positioned for the strongest growth in its history.

That completes our prepared remarks.

We'll now open the floor for a brief question and answer period....
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Question and answer.....................





With that, we will close the question and answer period and the conference call. Thank you for your interest in Acxiom. Bob Bloom will be available to answer individual questions the rest of the day. Thank you.